Exhibit 8.1

Linklaters LLP 1345 Avenue of the Americas New York, New York 10105 www.linklaters.com T 212.903.9000 F 212.903.9100

Abengoa Yield plc

Great West House, GW1, 17th Floor

Great West Road

Brentford, United Kingdom

TW8 9DF

December 11, 2014

Ladies and Gentlemen:

We have acted as special U.S. tax counsel to Abengoa Yield plc (the “Company”), and have been requested to render this opinion in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Registration Statement on Form F-1 of the Company (the “Registration Statement”), originally filed with the Securities and Exchange Commission (the “Commission”) on December 11, 2014, of the offering and sale by Abengoa Concessions Investments Limited of ordinary shares of the Company covered by the Registration Statement to which this opinion is an exhibit.

We have examined the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations as we have deemed necessary or appropriate as a basis for the opinion hereinafter set forth. In such examination, we have assumed the accuracy of the factual matters described in the Registration Statement and that the Registration Statement and other documents will be executed by the parties in the forms provided to and reviewed by us.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon and subject to the foregoing, and subject to the assumptions, limitations and qualifications set forth herein and in the Registration Statement, the discussion set forth under the caption “Taxation—Material U.S. Federal Income Tax Considerations” in the Registration Statement, insofar as it expresses legal conclusions with respect to matters of U.S. federal income tax law, is our opinion as to the material United States federal income tax consequences to U.S. Holders (as such term is defined in the prospectus that is part of the Registration Statement) of the acquisition, ownership and disposition of the Company’s ordinary shares and is limited to those United States federal tax consequences specifically discussed therein.

This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

The foregoing opinion is rendered as of the date hereof. We assume no obligation to update such opinion to reflect any facts or circumstances that may hereafter come to our attention or changes in the law which may hereafter occur.

We hereby consent to the filing of this opinion with the Commission as Exhibit 8.1 to the Registration Statement and to the reference to our firm under the headings “Taxation” and “Legal Matters” in the prospectus that is a part of the Registration Statement and to the discussion of this opinion in the prospectus that is part of the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Linklaters LLP

Linklaters LLP